Exhibit 99.1

News Release

Media Contact: Kelly Basgen	Investor Contact: Richard Edwards
763-519-1740	763-513-3477
kelly.basgen@polaris.com	richard.edwards@polaris.com

POLARIS® INDUSTRIES COMPLETES ACQUISITION OF
TRANSAMERICAN AUTO PARTS

•	Offers significant growth opportunity through Off-Road Jeep and truck aftermarket accessories to serve off-road enthusiasts
•	Expected accretion to earnings per share for the full year 2017, excluding purchase accounting/acquisition costs

MINNEAPOLIS, MINN. (November 10, 2016) – Polaris Industries, Inc. (NYSE: PII) today announced that it has completed the previously announced acquisition of Transamerican Auto Parts (TAP), the leading manufacturer, distributor and retailer of off-road Jeep and truck aftermarket accessories, for an aggregate consideration of $665 million, subject to customary adjustments, financed through Polaris’ existing credit facilities.

Polaris expects the TAP acquisition to contribute approximately $100 million to the Company’s fourth quarter 2016 sales and anticipates acquisition costs and purchase price accounting associated with the acquisition of TAP to result in a negative impact to fourth quarter 2016 net income of $15 million to $20 million, or $0.23 to $0.31 per diluted share.  Excluding the effects of the TAP sales contribution and purchase accounting/acquisition costs, the Company’s earnings guidance for the full year 2016 remains unchanged from its previously provided $3.40 to $3.60 per diluted share with sales expected to be down in the mid- to high-single digit percent range.

The Company continues to anticipate the TAP transaction will be accretive to Polaris’ earnings per share, excluding acquisition and purchase price accounting costs, for the full year 2017. Polaris will provide full year 2017 guidance that includes the impact of the TAP transaction when the Company reports fourth quarter and full year 2016 results. The Company expects meaningful annual cost savings within three years following closing, primarily from efficiencies related to procurement, distribution, and expanded product offerings.

As previously announced, TAP will initially operate as a distinct business unit reporting to Steve Eastman, Polaris’ President of Parts, Garments and Accessories.

For more details on the transaction, please refer to Polaris’ October 12, 2016 press release, which is available on Polaris.com.

About Polaris®
Polaris Industries Inc. (NYSE: PII) is a global powersports leader with annual 2015 sales of $4.7 billion. Polaris fuels the passion of riders, workers and outdoor enthusiasts with our RANGER®, RZR® and Polaris GENERAL™ side-by-side off-road vehicles; our SPORTSMAN® and Polaris ACE® all-terrain off-road vehicles; Victory® and Indian Motorcycle® midsize and heavyweight motorcycles; Slingshot® moto-roadsters; and Polaris RMK®, INDY®, Switchback® and RUSH® snowmobiles. Polaris enhances the riding experience with parts, garments and accessories sold under multiple recognizable brands, and has a growing presence in adjacent markets globally with products including military and commercial off-road vehicles, quadricycles, and electric vehicles. www.polaris.com

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding synergies and other benefits of the acquisition, and future performance of Polaris, TAP and the combined companies are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements.  Potential risks and uncertainties include factors such as anticipated tax benefits from the acquisition may not be achieved by the Company; problems or unforeseen costs may arise in integrating the businesses of the two companies and the integration may not be successful; the combined companies may be unable to achieve the anticipated synergies or those benefits may take longer to realize than expected; the businesses of the combined companies may suffer as a result of the transaction including through disruption of relationships with customers, employees or suppliers; increased competition and its effect on pricing; the combined companies may not perform as expected following the closing; Polaris’ ability to successfully implement its manufacturing operations expansion initiatives, cost reduction initiatives, product offerings, promotional activities and pricing strategies against competitors; economic conditions that impact consumer spending; product recalls; warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers; and other risks beyond the control of either party.  Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.  The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

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